Exhibit (n)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this post-effective amendment to the Registration Statement (No. 333-267593) on Form N-2 of our report dated March 5, 2024, relating to the consolidated financial statements and financial highlights (in Note 10) of BlackRock Capital Investment Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of BlackRock Capital Investment Corporation and subsidiaries for the year ended December 31, 2023.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

May 22, 2024